Registration Number 333-32634

             SECURITIES AND EXCHANGE COMMISSION
  SECURITIES AND EXCHANGE COMMISSIONWashington, D.C. 20549

                       Amendment #6 to
                           Form SB-2
          Amended Form SB - 2REGISTRATION STATEMENT
                            Under
                 THE SECURITIES ACT OF 1933


             PARAGON POLARIS STRATEGIES.COM INC.
                     (Exact name of registrant as specified
in its charter)


Nevada                       0273                     76-0609444
(State or jurisdiction  (Primary Standard                (I.R.S.
of incorporation or     Industrial Classification       Employer
organization)             Code Number)            Identification No.)




  3215 Mathers Avenue, West Vancouver, B.C.  V7V 2K6 Canada
     (Address, including zip code, and telephone number,
                    including area code,
        of registrant's principal executive offices)

Agent for Service:                    With a Copy to:
Robert Foo                            Christopher J.  Moran, Jr.
Paragon Polaris Strategies.com Inc.   4625 Clary Lakes Drive
3215 Mathers Avenue                   Roswell, Georgia  30075
West Vancouver, B.C. V7V 2K6 Canada   Telephone: (770) 518-9542
(604) 913-8355                        Fax: (770) 518-9640

(Name, address, including zip code,
and telephone number,including area
code, of agent for service)


Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.


          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities
Act, check the following box and list the Securities Act
Registration Statement number of the earlier effective
Registration statement for the same offering.  [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration
Statement number of the earlier effective Registration
Statement for the same offering.  [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration
Statement number of the earlier effective Registration
Statement for the same offering.  [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

               CALCULATION OF REGISTRATION FEE


             Proposed     Proposed
Title        Amount       Maximum      Maximum       Amount of
of each      To be        Offering     Aggregate     Registration
Class of     Registered   Price        Offering
Securities                per unit     price         Fee
to be
registered

                                       $
Common       1,000,000    $ .20 per    200,000.00    $ 56.00
stock        shares       share

No exchange or over-the-counter market exists for Paragon
Polaris Strategies.com Inc. common stock. The average price paid for Paragon Polaris Strategies.com Inc. common stock was $.0004 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.
SUBJECT TO COMPLETION

                         Prospectus
                         *****,2001


            PARAGON POLARIS STRATEGIES.COM, INC.

1,000,000 Shares of Common Stock to be sold by the registrant as issuer.

This is the initial public offering of common stock of Paragon Polaris Strategies.com Inc. and no public market currently exists for these shares. There is no minimum number of shares that are required to be sold or escrow arrangements, no commissions will be paid and the price of the common shares of this offering was arbitrarily set.
Paragon Polaris Strategies.com Inc. is offering for sale up to one million shares of its common stock on a "self-underwritten" best efforts basis at a price of $0.20 per share for a period of one hundred and eighty days following the effective date of this prospectus.

 This investment involves a high degree of risk.  See "Risk
                Factors" beginning on page 1.

Price to Public                Underwriting    Proceeds to Paragon
                               Commissions     Polaris Strategies
                                               Com Inc.
Per Share:       $020 per share      $0        $0.20 per share
Total Offering:  $0.20 per share     $0        $200,000
____________________________________________________________

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The SEC has not made any recommendations that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

We will amend and complete the information in this prospectus. Although we are permitted by US federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                      TABLE OF CONTENTS

            PARAGON POLARIS STRATEGIES.COM  INC.



Summary Information and Risk Factors                                1
  -    We have had losses since inception and expect such
     losses to continue for the foreseeable future..................1
  -    We do not have substantial assets and are totally
    dependent on the proceeds of this offering......................2
  -    We do not have any additional sources of funding for
     our proposed operations and we may be unable to find any if needed.........................................................2
  -    We are dependent on our directors who will not devote
     their full time and attention to our affairs and this could result in delays or business failure ..........................3
  -    Dependence on officers and directors who have no
     experience in the marketing and brokering of vitamins
     could result in delays or business failure.....................3
  -    We are totally dependent on one supplier and one
       website and any difficulties with these could seriously
       affect our chances of success................................3
  -    We are totally dependant on one manufacturer.................4
Use of Proceeds                                                     5
Determination of Offering Price                                     6
Dilution                                                            6
Plan of Distribution                                                7
Legal Proceedings                                                   7
Directors, Executive Officers, Promoters and Control Persons        8
Security Ownership of Certain Beneficial Owners and Management      8
Description of Securities                                          10
Disclosure of the Commission Position on the Indemnification
for Securities Act Liabilities                                     11
Organization Within Last Five Years                                11
Description of Business                                            11
Management's Discussion and Analysis or Plan of Operation          11
Description of Property                                            24
Certain Relationships and Related Transactions                     24
Market for Common Equity and Related Shareholder Matters           24
Executive Compensation                                             25
Financial Statements                                               26
Changes In and Disagreements With Accountants on Accounting
and Financial Disclosure                                           40


Paragon Polaris Strategies.com Inc. is a corporation formed under the laws of the State of Nevada on May 27, 1999 whose principal executive offices are located in West Vancouver, British Columbia, Canada.

The primary objective of the business is designed to market high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to their clients. Our license is for the states of Idaho and Oregon. We are a shell corporation in the development stage and have no revenues.

Name, Address, and Telephone Number of Registrant

   Paragon Polaris Strategies.com, Inc.
   3215 Mathers Avenue
   West Vancouver, BC V7V 2K6, CANADA
   (604) 913-8355


The Offering

-    Price per share offered                         $0.20
-    Common Stock offered by the company             1,000,000 shares
-    Common stock to be outstanding after the
     offering assuming all shares are sold           3,600,000 shares
-    Common stock to be outstanding after
     the offering                                    3,100,000 shares
     assuming  50% of shares offered are sold
-    Use of proceeds -
     to fund marketing and setting up of dealers to handle line of vitamins and mineral supplements.


Risk Factors

Risk factors affecting operating results

We have had losses since inception and expect such losses to continue for the foreseeable future.

Paragon Polaris has never had any revenues. Costs have been incurred to set up the business plan and to get into business. While the licensor, VitaMineralHerb.com, has set up the master web page and organized the processing of purchases, we must provide our own accounting systems and sales planning including finding and hiring good, reliable sales people. These efforts will use our cash reserves. We will not have any substantial cash reserves until this offering is complete. If we are unable to sell the entire offering of 1,000,000 shares, we may not be able to get into business. This could have a serious affect on the price of our stock and you could lose your entire investment.

Once we get into business and sales begin, we still expect to lose money for a considerable period. We will record losses until our profits from sales exceed our expenses. If we do not accomplish this, any and all funds that we have in reserve will be used up. You should consider these facts carefully before you invest.

We do not have substantial assets and are totally dependent upon the proceeds of this offering.

Paragon Polaris has had no funding and owned no assets as of March 31, 2001. We do not have sufficient capital to properly get into business. Our success, if any, of establishing our business, creation of sales and follow-up service depends upon raising $200,000 of new capital through this offering. Management estimates that our minimum expenses for the first twelve months of operation will be $150,000. That figure represents approximately 75% of the total proceeds from this offering. Our inability to raise the entire proceeds of this offering could result in a loss of your entire investment.


We do not have any additional sources of funding for our proposed operations and we may be unable to find any if needed.


You should be aware of one fact: if this offering is unsuccessful we will be unable to implement our business plan unless and until a new source of acceptable financing is found. Such an alternative source of funding may never be found.

No other source of capital has been approached and we do not have any other sources readily available. If other sources are available we have no idea whether capital can be obtained on terms and conditions that are acceptable. Further, any such financing may be upon terms that result in dilution or considerable lessening of value of the shares currently held by our shareholders.

Should this offering be unsuccessful we would be faced with several options:
-    cease operations and go out of business completely;
- begin looking for additional capital on terms that are acceptable;
- bring in additional capital that involves a change of control; or
- seek an acquisition candidate that seeks access to the public marketplace and sources of financing, complete a merge or reverse takeover and probably enter into a completely different line of business.

In the event of any of the above you could lose all of substantially all of your entire investment.

We are dependent on our directors who will not devote their full time and attention to our affairs and this could result in delays or business failure.

Our two officers and directors are both employed on a full time basis with other companies. Loss of any of their services may hamper our ability to implement our business plan, and could cause our stock to become worthless. We will be heavily dependent upon our two directors entrepreneurial skills and experience to implement our business plan. Their inability to devote full time and attention to our affairs could result in delays in getting into our proposed business. They currently spend only two to three hours per week on the business and affairs of Paragon Polaris.

We do not have an employment agreement with either of our directors and there is no assurance that they will continue to manage our affairs in the future. We could lose the services of one or both of our officers and directors, or they could decide to join a competitor or otherwise compete with us directly or indirectly. This would have a negative affect on our proposed business and could cause the price of the stock to be worthless. The services of our officers and directors would be difficult to replace. Because investors will not be able to evaluate the merits of our business decisions, they should carefully and critically assess the background of each director.

Dependence on officers and directors who have no experience in the marketing and brokering of vitamins could result in delays or business failure.

Neither of our directors or officers has any experience in marketing and brokering of vitamins. . We will likely need to rely on others who understand that business. Because of this lack of experience, we may overestimate the marketability of the products and may underestimate the costs and difficulties of selling or brokering the products. These difficulties could prevent us from ever becoming profitable..

We are totally dependent on one supplier and one website and any difficulties with these could seriously affect our chances of success.

Vitamineralherb.com, the licensor is both the supplier of all of our products and maintains the website that gives our potential customers, if any, access to those products. If for any reason the licensor has a problem, whether it be technical, financial or a default under the licensor's agreement with it's supplier it will have a direct impact upon our sales and revenues, if any. Any permanent disruption of VitaMineralHerb.com's ability to supply us with products or with it's ordering method via the Internet would put us out of business or at the very least cause a major reorganization to secure new products and a new website. The effect on the value of our common stock would be very negative. Some points of specific concern are:

       -      we have only one supplier;
       -      we have only one ordering facility: the
          Vitamineralherb.com website;
       -      Vita mineralherb.com has only one suppler; and
       - Vitamineralherb.com is dependent on many licensees getting into business and being successful.

We are totally dependant on one manufacturer.

Alta Natural Herbs and Supplements, Ltd., a British Columbian corporation organized in 1993, is the sole proposed manufacturer of our proposed products. We are totally dependant upon that company for the manufacture of our products and the failure or inability of Alta Natural Herbs and Supplements Ltd. to continue to manufacture our products would leave us without product and cause us to cease operations. According to the quarterly report of Alta Natural Herbs and Supplements Ltd. as submitted to the Canadian Venture Exchange on July 3, 2001, Alta Natural Herbs and Supplements Ltd. had a net loss of ($270,566) for the six month period ended April 30, 2001. This included a loss of ($199,910) from operations. Alta Natural Herbs and Supplements Ltd. has never operated at a profit and has incurred losses from operations since inception..

Our management has no experience in negotiating contracts with vitamin manufacturers or producers. In the event Alta Natural Herbs and Supplements Ltd. is unable or unwilling to supply our needs, it may be impossible for management to acquire vitamins on acceptable terms or at acceptable price and we may be unable to commence or continue our proposed operations.


Risks related to the securities market

There is no liquidity for our common stock

       There is presently no demand for the common stock of our
company.  There is presently no    public market in the
shares. While we intend to apply for a quotation on the Over the Counter Bulletin Board, we cannot guarantee that our application will be approved and our stock listed and quoted for sale.

Our common stock has no prior market and resale of your shares may be difficult.

There is no public market for our common stock and no assurance can be given that a market will develop or that any shareholder will be able to liquidate their investment without considerable delay, if at all.

The trading market price of our common stock may decline below the price at which it was sold . If a market should develop, the price may be highly volatile. In addition, an active public market for our common stock may not develop or be sustained.

Use of Proceeds

                       Table 1-Sale of 100% of  Table 2-Sale of 50% of
                       Issuer stock offered:    Issuer stock offered:


Gross Proceeds                     $200,000            $100,000
Less expenses of offering:
   Legal Fees                        30,000              30,000
   Accounting                        10,000              10,000
   Electronic filing and printing     5,000               5,000
Net Proceeds                        155,000              55,000
Use of net proceeds:
   Start up costs (office equipment,
   Telephone system, computers
   and software)                     60,000              40,000
       Recruiting and salaries       45,000              15,000
       Working Capital               50,000                   0

Total Use of Proceeds               200,000             100,000



                       Table 3-Sale of 25% of  Table 4-Sale of 10% of
                       Issuer stock offered:   Issuer stock offered:


Gross Proceeds                       $50,000             $20,000
Less expenses of offering:
  Legal Fees                          30,000              30,000
  Accounting                          10,000              10,000
  Electronic filing and printing       5,000               5,000
Net Proceeds                           5,000             (25,000)
Use of net proceeds:
  Start up costs (office equipment,
  Telephone system, computers
  and software)                        5,000                   0
  Recruiting and salaries                  0                   0
  Working Capital                          0                   0

Total Use of Proceeds                 50,000              20,000



As the four tables above indicate:

- We will not have sufficient funds to commence operations unless substantially all of the 1,000,000 common shares being offered by us are purchased. If we only sell
500,000 common shares, our start up costs will be reduced from $60,000 to $40,000 and recruiting and salaries will be reduced from $45,000 to $15,000. In addition, if we sell only 500,000 of our common shares we would have no working capital with which to deal with unanticipated expenses and contingencies.

- In the event we only sell 250,000 of our common shares we would only be able to pay our attorneys, accountants, electronic filing and printing expenses. The $5,000 remaining for start up costs would be totally inadequate and we would not have any funds for hiring personnel.

- If we only sold 100,000 of our common shares, we would not have adequate funds to pay our attorneys, accountants, electronic filing and printing costs and would owe $25,000 to such individuals and entities. In addition, there would be absolutely no funds for start up costs, recruiting and salaries and working capital.


     We have estimated that we will have approximately $50,000 working capital if all of the 1,000,000 common shares being offered by us are sold. This money will be used for contingency and/or additional unanticipated expenses of getting the business started. This money may or may not be enough to run the business until sales revenues can take over. If it is not enough we will be forced to look for more funding. No arrangements have been made for this funding.

Determination of Offering Price

The offering price of this issue was set in a purely arbitrary manner. We determined the amount of money needed to start the business; added a contingency amount; allowed for printing, legal and accounting costs. We also took into account the resultant number of shares in the "float", i.e. the number of shares available to be traded. The final consideration was the perceived market capitalization, the theoretical total worth of the shares of Paragon Polaris if they were all sold at a specific price at the same time.

Dilution

Prior to this offering Paragon Polaris has 2,600,000 shares of stock issued and outstanding. The following table illustrates the difference between prices paid by present shareholders and subscribers to this offering.

The following table illustrates the difference between the price paid by present shareholders and the price to be paid by subscribers to this offering.


                          Percentage of     Percentage of     Percentage   Percentage
                          Consideration     Consideration     of Shares    of Shares
             Price Paid   50% Subscription  100%Subscription  Held - 50%   Held - 100%

Present
Shareholders   $  0.005        11.10             05.88           83.87         72.23

Subscribers    $   0.20        28.90             94.12           16.13         27.77




"Dilution" means the difference between our public offering price ($0.20 per share) and our pro forma net tangible book value per share after giving effect to this offering. Net tangible book value per share is determined by dividing our tangible net worth, consisting of tangible assets less total liabilities, by the number of shares outstanding. The following table will show the net tangible book value of our shares both before and after the completion of this offering.


Public offering price per share
$0.20
Net tangible book value per share before offering                ($0.0001)
Increase per share attributable to public investors                $0.043
Pro forma net tangible book value per share after offering         $0.043
Dilution per share to public investors                             $0.157

Plan of Distribution

This is a self-underwritten offering. This prospectus is part of a registration statement that permits the officers and directors of Paragon Polaris, pursuant Rule 3a4-1 of the Securities Exchange Act of 1934, to sell directly to the public with no commission or other remuneration payable.
The officers and directors will mail this prospectus directly to former investors, family, friends and business associates. The prospectus will also be shown to other persons that the officers and directors think would have an
interest in investing in Paragon Polaris.   In addition, we
plan on asking for further references from each new subscriber.

Legal Proceedings.

We are not aware of any legal proceedings that have been or are currently being undertaken for or against Paragon
Polaris nor is any contemplated.
Directors, executive officers, promoters and control persons.

The directors and executive officers currently serving
Paragon Polaris are as follows:

Name                     Age            Positions Held and Tenure
Robert Foo               49             President and
                                        Director since
                                        December, 1999

Samuel Lau               32             Secretary/Treasurer and
                                        Director since
                                        December, 1999

The directors named above will serve until the first annual meeting of the stockholders of Paragon Polaris stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between the directors and officers and any other person pursuant to which any director or officer was to be selected as a Director or Officer.


Biographical information

Robert Foo. Robert Foo, a native of Malaysia and a Canadian citizen, is the President and a Director of Paragon Polaris. In 1975 he graduated from Southern Alberta Institute of Technology with a degree in Business Administration. From 1975 to 1977 Mr. Foo was in the management program of the Denny?s Restaurant chain. From 1977 through 1980 he was a sale agent for The Metropolitan Life Insurance Company.
From 1980 to 1986 he was a sales representative of Seaboard Life Insurance. Mr. Foo served as the promoter of Archer Communications, Inc. from 1986 to 1988 and currently is President and Chief Executive Officer of Trans Asia Resources, Inc., an oil and gas exploration company, currently engaged in drilling in Texas in conjunction with NYSE listed Apache Petroleum, Inc.

Samuel Lau.  Mr. Lau is the Secretary Treasurer and a
Director of Paragon Polaris.
Since July, 1998 he has served the corporate secretary and
office manage of Trans Asia    Resources, Inc. an oil and
gas exploration company. For the two years preceding June, 1998, Mr. Lau was a supervisor at a large Travel Agency, Happy Times Travel. From November, 1996 to May, 1998 he was a travel consultant with Quality Travel. From 1991 through 1993 he was a sales representative for Key Jewelry. Mr. Lau attended York University, Toronto Ontario.


Security Ownership of Certain Beneficial Owners and
Management

The following table sets forth, as of the date of this Registration statement, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding Common Stock of Paragon Polaris. Also included are the shares held by all executive officers and directors as a group.

                                   Number of      Percent of
                                   Shares Owned
 Name and Address                  Beneficially   Class Owned

Robert Foo                              250,000       9.62
4138 Staulo Crescent
Vancouver, BC V8N 3S2

Samuel Lau                              250,000       9.62
#211 - 1503 West 66th Avenue
Vancouver, BC V6P 2R8

Marie M. Charles                        200,000       7.70
Po Box 4456
Pasadena, TX 77503

Roy Donovan Hinton Jr.                  200,000       7.70
9200 Alemeda Genoa Road
Houston, TX 77075

Darren Quan                             200,000       7.70
313 Oakhaven Drive
Pleasanton, TX 78064

George R. Quan                          200,000       7.70
29 King Street
Belize City, Belize

Marsha Quan                             200,000       7.70
313 Oakhaven Drive
Pleasanton, TX 78064




All directors and executive
Officers as a group (2 persons)
                                        500,000      19.23 %

The persons listed are the sole officers and directors of Paragon Polaris


Conflicts of Interest

The officers and directors will only devote a small portion of their time to the affairs of Paragon Polaris, currently estimated to be no more than two to three hours per week. There will be occasions when the time requirements of the business conflict with the demands of their other business and investment activities. We may need to employ additional personnel. If this happens, we cannot be sure that good people will be available and if they are available, we can get them at a price we can afford.

There is no procedure in place, which would allow either Mr.
Foo or Mr. Lau to resolve potential conflicts in an arms-length fashion. We must rely on them to use their discretion to resolve these conflicts.

Description of securities

Common Stock.

The Articles of Incorporation of Paragon Polaris authorize the issuance of 25,000,000 shares of common stock. Each holder of record of common stock is entitled to 1 vote for each share held on all matters properly submitted to the stockholders for their vote. The Articles of Incorporation do not permit cumulative voting for the election of directors.

Holders of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors
out of legally available funds.   In the event of
liquidation, dissolution or winding up of the affairs of the Paragon Polaris, holders are entitled to receive, ratably, the net assets available to stockholders after distribution is made to the preferred shareholders, if any.

Holders of common stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of common stock are, and all unissued shares when issued will be duly authorized, validly issued, fully paid, and non assessable. If additional shares of Paragon Polaris common stock are issued, the relative interests of then existing stockholders may be diluted.

Transfer Agent

Paragon Polaris is currently serving as its own transfer agent, and plans to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for its securities. Should Paragon Polaris securities be quoted on any exchange or OTC quotation system or application is made to have the securities quoted, an independent transfer agent will be appointed.


Indemnification of Officers and Directors

As permitted by Nevada law, Paragon Polaris's Articles of
Incorporation provide that Paragon Polaris will indemnify its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers of Paragon
Polaris, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Exclusion of Liabilities

Pursuant to the laws of the State of Nevada, Paragon Polaris's Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.

Disclosure of Commission position on indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Paragon Polaris pursuant to provisions of the State of Nevada, Paragon Polaris has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Organization within the last five years

Paragon Polaris was incorporated in the State of Nevada on May 27, 1999 and is in the early stages of development.
From inception the only activities of Paragon Polaris have been the development of its business plan and the preparation for this Registration statement. It has no revenues nor does it have any expectation of revenues until the completion of this offering and the commencement of business.

Description of business

On July 1, 1999 Paragon Polaris received from David R. Mortenson & Associates of Alvin, Texas, the rights to distribute and produce, in the state of Pennsylvania, an oxygen enriched water product for fish farming, aquaculture, mariculture, poultry raising, and for treating animal waste from dairies, feedlots of all kinds, and for other similar uses. These production and distribution rights were received from Mortenson and Associates in exchange for 2,000,000 shares of common stock. Mortenson acquired these rights from the inventors of the product, N. W. Technologies, Inc. under a distribution agreement. Several months later the contract granting David R. Mortenson & Associates rights to the technology was withdrawn.
Mortenson sued NW Technologies Inc. in Harris County Court,
Houston Texas.

To compensate for the possibility that we could lose our principal asset and the obvious delay that this dispute and court action has caused, David R. Mortenson & Associates has agreed to suspend all financial requirements that are due or will be due in the future until the dispute with NW is resolved. They have also agreed to grant an alternative license to Paragon Polaris for the distribution of vitamin and herbal supplements for the states of Idaho and Oregon. This license will enable us to create a business plan and start the process of getting into business.

The License.

Paragon Polaris has a three year license to market and sell vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising
programs and other similar types of customers.   All of
these individuals and organizations will order their products directly from VitaMineralHerb.com via the Internet for sale to their clients. The license will be automatically renewed unless Paragon Polaris or VitaMineralHerb.com gives the other notice of its intent not to renew.

Vitamineralherb.com Inc. is a Nevada corporation formed on April 2,1999. It is a privately held company that was formed specifically to act as a clearing facility that would distribute health and nutrition products through distributors in exclusive, defined territories. The President of Vitamineralherb.com is David R. Mortenson.

Vitamineralherb.com entered into an agreement with Alta
Natural Herbs & Supplements, Ltd. of Richmond, British
Columbia, Canada to manufacture and distribute products produced by Alta Natural Herbs & Supplements, Ltd.
Vitamineralherb.com Inc. will have no inventory and will drop ship all orders through Alta Natural Herbs &
Supplements, Ltd.

As a licensee of VitaMineralHerb.com, Paragon Polaris eliminates the need to develop products, store inventory, build and maintain a website, establish credit card processing and develop a fulfillment system. This enables us to focus strictly on marketing and sales. Paragon Polaris plans to target health and fitness professionals in Idaho and Oregon who wish to offer health and fitness products to their customers.

Paragon Polaris and its customers will have access to all products offered on the VitaMineralHerb.com website, as well as the ability to order custom-formulated and custom-labeled products. VitaMineralHerb.com sets the price for products based on the manufacturer's price, plus a markup that provides a 10% commission to VitaMineralHerb.com and a profit for Paragon Polaris.

Three different labeling options are available to customers:

     - products may be ordered with the manufacturer's standard label with no customization.
     - the fitness or health professional may customize the labels by adding its name, address, and phone number to the standard label. In most cases, these labels would be a standardized label with product information and a place on the label for the wording "Distributed by". This gives the health and fitness professionals a competitive edge.
     - labels may be completely customized for the health or fitness professional.

When a fitness or health professional becomes a client, the Paragon Polaris salesperson will show the client how to access the VitaMineralHerb.com website. The client is assigned an identification number that identifies it by territory, salesperson, and business name, address, and other pertinent information. The health or fitness professional may then order the products it desires directly through the VitaMineralHerb.com website, paying for the purchase with a credit card, electronic check or "e-check", or debit card. All products will be shipped by the manufacturer directly to the professional or its clients.

Paragon Polaris is not obliged to purchase and maintain a large inventory, an order desk or shipping department. This method of doing business, which only a short time ago would be unthinkable is now a preferred way of shopping, whether wholesale or retail, for a large segment of the population of North America.

The website is maintained by VitaMineralHerb.com and each licensee pays an annual website maintenance fee of $500. All financial transactions will be handled by VitaMineralHerb.com's Internet clearing bank. The VitaMineralHerb.com webmaster will download e-mail orders several times a day, check with the clearing bank for payment and then submit the product order and electronic payment to Alta Natural Herbs & Supplements, Ltd. VitaMineralHerb.com then forwards the money due Paragon Polaris via electronic funds transfer.

VitaMineralHerb.com software will track all sales through the customer's identification number, and at month end, e-mail to Paragon Polaris a detailed report including sales commissions. VitaMineralHerb.com has indicated that it will use e-commerce advertising such as banner ads on major servers and web sites, as well as attempting to insure that all major search engines pick VitaMineralHerb.com first. All sales originating from the website to customers located in Idaho and Oregon will automatically be assigned to Paragon Polaris

Background on the Manufacturer and Distributor.

Vitamineralherb.com Inc. is a Nevada corporation formed on April 2,1999. It is a privately held company that was formed specifically to act as a clearing facility that would distribute health and nutrition products through distributors in exclusive, defined territories. The President of Vitamineralherb.com is David R. Mortenson.

On July 10, 2001, Vitamineralherb.com entered into a manufacturing agreement with Alta Natural Herbs and Supplements Ltd., a publicly held nutraceuticals manufacturing firm, located in Richmond, British Columbia, Canada listed on the Canadian Venture Exchange under the symbol AHS. Alta Natural Herbs and Supplements Ltd. has been a contract manufacturer of vitamin, mineral, nutritional supplement, and alternative health products for various marketing organizations for approximately eight years. Alta Natural Herbs and Supplements Ltd. incurred a net loss of $270,566 for the six month period ended April 30, 2001 and incurred a loss of $244,536 over the same six month period in 2000. Alta Natural Herbs and Supplements Ltd. has never operated at a profit since its inception in 1993.

As of April 30, 2001, Alta Natural Herbs and Supplements
Ltd. had total assets of $1,019,204 and current assets of $590,797, total liabilities and current liabilities of $309,432 and a net worth of $709,672.
In addition to a line of standard products, Alta Natural
Herbs and Supplements Ltd. is able to manufacture custom blended products for customers. Alta Natural Herbs and Supplements Ltd. also has the capability to supply privately labeled products for Paragon/Polaris Inc.
customers at a minimal added cost. Vitamineralherb.com has just begun developing its vitamin marketing and distributorship business.

Implementation of the business plan.

Paragon/Polaris Inc.'s business plan is to sell
Vitamineralherb.com products to targeted markets.   If we
are unable to sell 1,000,000 shares we will not be able to fully implement the business plan shown in the milestones below and your investment may become worthless. Paragon/Polaris Inc. shall employ salespeople to call on medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers to interest these professionals in selling to their clients high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products. These professionals would sell the products to their clients and order them through the Internet.



Milestones:

- Establishment of an office - .July, 2001 One administration office is planned for both states. Sales people would office in their own homes. The one office that we would establish would act as a coordinating and business office, looking after sales support, book keeping and payroll. We estimate that office space will cost in the neighborhood of $16 per square foot including taxes and insurance. We estimate that we will require about 1,000 square feet initially. We will be unable to obtain this milestone unless we are able to sell at least half of the common shares offered by us in this offering. If we are unable to raise sufficient funds for office space, we will consider other options such as having sales persons operating out of their homes, but we currently have no contingency plan for this.


- Recruiting and training of sales people - 3rd quarter 2001. We estimate that we will require two sales people to cover the states of Oregon and Idaho; one headquartered in the state of Idaho and the other located in Oregon. Sales people will be provided with a basic draw against commissions of $1,000 per month. Our plan is have them initially cover the major cites, thereby keeping expenses to a minimum. Rural Oregon and Idaho with hundreds of small towns and villages will be pre-qualified by telephone and then paid a sales call. Cost of recruiting is estimated at
$3,000.   The sale of at least 500,000 common shares by us
would raise approximately enough money to obtain this milestone.

- Advertising - beginning August, 2001. We envision advertising of our products and services as a very low-keyed approach. We believe that direct mail is the best and most cost effective method of reaching our potential clients.
Due to the fact that we are targeting a fairly narrow segment of the population as potential retailers, a well-designed mail piece and cover letter with follow up by telephone should be adequate to introduce us to our potential clients. Design and production of a mailing piece is estimated at $7,000. If we are unable to sell the 1,000,000 common shares offered by us in this offering we would be unable to meet any advertising costs.

- Generation of Revenues - September-October, 2001. Management of Paragon Polaris believes that a planned, slow-but-steady growth pattern will serve the organization in the best fashion. By keeping costs low and concentrating first on the major centers, we believe that we can generate revenues in a fairly short time period but there can be no assurance of this. We hope that each initial order will provide a comparatively large purchase by the retailer. After that the distributors will order product as they require it. We believe that the initial surge of orders will provide enough cash flow to keep from using our working capital too rapidly and that we will be able to reach a break-even point or a small profit position before our capital is used up.

If the net proceeds received from this offering are not enough to accomplish those things we will have to obtain additional financing through an additional offering, bank borrowing or through capital contributions by current shareholders. No commitments to provide additional funds have been made by management or shareholders. You cannot be sure that any additional funds will be available on terms
acceptable to Paragon Polaris or at all.   We expect to
begin earning revenues shortly after a sales force is in place but there can be no assurance of this.


Growth of the Internet and electronic commerce.

The Internet has become an increasingly significant medium for communication, information and commerce. According to NUA Internet Surveys, as of February 2000, there were approximately 275.5 million Internet users worldwide. At the IDC Internet Executive Forum held on September 28-29, 1999, IDC stated that in 1999 US $109 billion in purchases were impacted by the Internet. IDC's vice president, Sean Kaldor, indicated that figure is expected to increase more than ten-fold over the next five years to US $1.3 trillion in 2003, with $842 million completed directly over the Web. Paragon Polaris believes that this dramatic growth presents very real opportunities for online retailers.

The vitamin, supplement, mineral and alternative health product market

In recent years, a growing awareness of vitamins, herbs, and other dietary supplements by the general public has created a whole new segment in the field of medicine and health care products. According to Jupiter Communications, online sales of such products are expected to be $434 million in the year 2003, up from $1 million in 1998. Paragon Polaris believes that several factors are driving this growth, including a rapidly growing segment of the population that is concerned with aging and disease. There is also a growing interest in preventative health care, favorable consumer attitudes toward alternative health products and a favorable regulatory statute, the Dietary Supplement Health and Education Act of 1994.

The electronic commerce industry is new, rapidly evolving and intensely competitive, and Paragon Polaris expects competition to intensify in the future. Barriers to entry are minimal and current and new competitors can launch sites at a relatively low cost. In addition, the vitamin supplement, mineral and alternative health product market is very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention.

Our competitors can be divided into several groups including:

     - traditional vitamins, supplements, minerals and alternative health products retailers;
     - the online retail initiatives of several traditional vitamins, supplements, minerals and alternative health products retailers;
     - online retailers of pharmaceutical and other health-related products that also carry vitamins, supplements, minerals and alternative health products;
     - independent online retailers specializing in vitamins, supplements, minerals and alternative health products;
     - mail-order and catalog retailers of vitamins, supplements, minerals and alternative health products, some of which have already developed online retail outlets; and
     - direct sales organizations, retail drugstore chains, health food store merchants, mass market retail chains and various manufacturers of alternative health products.

Many of our potential competitors have longer operating histories, larger customer or user base, greater brand recognition and significantly greater financial, marketing and other resources than we have.

Even if we sell all of
the 1,000,000 common shares being offered by us in this offering, we would only have a maximum of $50,000 in working capital and therefore would probably continue at a competitive advantage with respect to established companies. In addition, an online retailer may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies as use of the Internet and other electronic services increases.

Competitors have and may continue to have aggressive pricing policies and devote substantially more resources to website and systems development than Paragon Polaris does. Increased competition may result in reduced operating margins and loss of market share.

We believe that the principal competitive factors in its market are:

  -    ability to attract and retain customers;
  -    variety of product selection;
  -    product pricing;
  -    ability to customize products and labeling;
  -    quality and responsiveness of customer service.

We believe that we can compete favorably on these points. However, we will have no control over how successful our competitors are in addressing these factors. In addition Paragon Polaris online competitors can duplicate many of the products or services offered on the VitaMineralHerb.com site.

We believe that traditional retailers of vitamins, supplements, minerals and other alternative health products face several challenges in succeeding.

     -    Lack of convenience and personalized service.
       Traditional retailers have limited store hours and locations. Traditional retailers are also unable to provide consumers with product advice tailored to their particular situation.
     - Limited product assortment. The capital and real estate intensive nature of store-based retailers limit the product selection that can be economically offered in each store location.
     - Lack of customer loyalty. Although the larger traditional retailers often attract customers, many of these customers are only one-time users. People are often attracted to the name brands, but find the products too expensive.
     - the multilevel structure of some marketing organizations mandates high prices.

As a result we believe there is significant unmet demand for a shopping channel like that of VitaMineralHerb.com that can provide consumers of vitamins, supplements, minerals and other alternative health products with a broad array of products and a convenient and private shopping experience.

We hope to attract and retain consumers through the following key attributes of our business:

     - Broad Expandable Product Assortment. Paragon Polaris product selection is substantially larger than that offered by store-based retailers.
     - Low Product Prices. Product prices can be kept low due to volume purchases through Paragon Polaris's affiliation
       with VitaMineralHerb.com and other licensees.   Having no
       inventory, warehouse space and the need for limited administration will also make our prices lower. All products are shipped from Alta Natural herbs & Supplements Ltd. inventory.

    - Accessibility to Customized Products. At minimal cost, health and fitness practitioners may offer their customers customized products.
     - Access to Personalized Programs. Health or fitness professional can tailor vitamin and dietary supplement regimes to their clients.

Regulatory Environment

The manufacturing, processing, formulating, packaging, labeling and advertising of the products Paragon Polaris sells will be subject to regulation by one or more U.S. federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities also may be regulated by various agencies of the states, localities and foreign countries in which consumers reside.

The Food and Drug Administration, in particular, regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the-counter or homeopathic drugs. Under the Federal Food, Drug, and Cosmetic Act, the Food and Drug Administration may undertake enforcement actions against companies marketing unapproved drugs, or "adulterated" or "misbranded" products. The remedies available to the Food and Drug Administration include: criminal prosecution; an injunction to stop the sale of a company's products; seizure of products; adverse publicity; and "voluntary" recalls and labeling changes.

Food and Drug Administration regulations require that certain informational labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics. Specifically, the Food, Drug, and Cosmetic Act requires that food, including dietary supplements, drugs and cosmetics, not be "misbranded". A product may be deemed an unapproved drug and "misbranded" if it bears improper claims or improper labeling.

The Food and Drug Administration has indicated that promotional statements made about dietary supplements on a company's website may constitute "labeling" for purposes of compliance with the provisions of the Food, Drug, and Cosmetic Act. A manufacturer or distributor of dietary supplements must notify the Food and Drug Administration when it markets a product with labeling claims that the product has an affect on the structure or function of the body. Noncompliance with the Food, Drug, and Cosmetic Act, and recently enacted amendments to that Act discussed below, could result in enforcement action by the Food and Drug Administration.

The Food, Drug, and Cosmetic Act has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 and the Dietary Supplement Health and Education Act of 1994. The Dietary Supplement Health and Education Act created a new statutory framework governing the definition, regulation and labeling of dietary supplements.

With respect to definition, the Dietary Supplement Health and Education Act created a new class of dietary supplements, consisting of vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients.

Generally, under the Dietary Supplement Health and Education Act, dietary ingredients that were on the market before October 15, 1994 may be sold without Food and Drug Administration pre-approval and without notifying the Food and Drug Administration. In contrast, a new dietary ingredient, i.e., one not on the market before October 15, 1994, requires proof that it has been used as an article of food without being chemically altered or evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe.

Retailers, in addition to dietary supplement manufacturers, are responsible for ensuring that the products they market for sale comply with these regulations. Noncompliance could result in enforcement action by the Food and Drug
Administration, an injunction prohibiting the sale of products deemed to be non-compliant, the seizure of such products and criminal prosecution.

The Food and Drug Administration has indicated that claims or statements made on a company's website about dietary supplements may constitute "labeling" and thus be subject to regulation by the Food and Drug Administration. With respect to labeling, the Dietary Supplement Health and Education Act amends, for dietary supplements, the Nutrition Labeling and Education Act by providing that "statements of nutritional support" also referred to as "structure/function claims" may be used in dietary supplement labeling without Food and Drug Administration pre-approval, provided certain requirements are met.

These statements may describe how particular dietary ingredients affect the structure or function of the body, or how a dietary ingredient may affect body structure or function, but may not state a drug claim. Here is an example: a claim that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease. A company making a "statement of nutritional support" must possess substantiating evidence for the statement, disclose on the label that the Food and Drug Administration has not reviewed the statement and that the product is not intended for use for a disease and notify the Food and Drug Administration of the statement within 30 days after its initial use.

It is possible that the statements presented in connection with product descriptions on VitaMineralHerb.com site may be determined by the Food and Drug Administration to be drug claims rather than acceptable statements of nutritional support. In addition, some of our suppliers may incorporate objectionable statements directly in their product names or on their products' labels, or otherwise fail to comply with applicable manufacturing, labeling and registration requirements for over-the-counter or homeopathic drugs or dietary supplements. As a result, VitaMineralHerb.com may have to remove some statements or products from its site or modify these statements, names or labels, in order to comply with Food and Drug Administration regulations. Such changes could interfere with Paragon Polaris marketing of products and could cause us to incur significant additional expenses such as for repackaging and reformulation.

In addition, the Dietary Supplement Health and Education Act allows the dissemination of "third party literature" in connection with the sale of dietary supplements to consumers at retail if the publication meets statutory requirements. Under the Dietary Supplement Health and Education Act, "third party literature" may be distributed if, among other things, it is not false or misleading, no particular manufacturer or brand of dietary supplement is promoted, a balanced view of available scientific information on the subject matter is presented and there is physical separation from dietary supplements in stores.

The extent to which this provision may be used by online retailers is not yet clear, and we cannot assure you that all pieces of "third party literature" that may be put out in connection with the products Paragon Polaris offers for sale will be determined to be lawful by the Food and Drug Administration. Any such failure could make that product an unapproved drug or a "misbranded" product, and may be exposing us to enforcement action by the Food and Drug Administration. This could require the removal of the non-compliant literature from the VitaMineralHerb.com website or the modification of Paragon Polaris selling methods. This could interfere with the marketing of that product and cause us to incur significant additional expenses.

Given the fact that the Dietary Supplement Health and Education Act was enacted only five years ago, the Food and Drug Administration's regulatory policy and enforcement positions on certain aspects of the new law are still evolving. Moreover, ongoing and future litigation between dietary supplement companies and the Food and Drug
Administration will likely further refine the legal interpretations of that Act. As a result, the regulatory status of certain types of dietary supplement products, as well as the nature and extent of permissible claims will remain unclear for the foreseeable future.

Two areas in particular that pose potential regulatory risks are the limits on claims implying some benefit or relationship with a disease or related condition and the application of the physical separation requirement for "third party literature" as applied to Internet sales.

In addition to the regulatory situation under the Food, Drug and Cosmetic Act, the advertising and promotion of dietary supplements, foods, over-the-counter drugs and cosmetics is subject to scrutiny by the Federal Trade Commission. The Federal Trade Commission Act prohibits "unfair or deceptive" advertising or marketing practices, and it has pursued numerous food and dietary supplement manufacturers and retailers for deceptive advertising or failure to substantiate promotional claims, including, in many instances, claims made via the Internet.

The Federal Trade Commission has the power to seek administrative or judicial relief prohibiting a wide variety of claims, to enjoin future advertising, to seek redress or restitution payments and to seek a consent order and seek monetary penalties for the violation of a consent order. In general, existing laws and regulations apply fully to transactions and other activity on the Internet. The Federal Trade Commission is in the process of reviewing its policies regarding the applicability of its rules and its consumer protection guides to the Internet and other electronic media.

The Federal Trade Commission has already undertaken a new monitoring and enforcement initiative, "Operation Cure-All" targeting allegedly bogus health claims for products and treatments offered for sale on the Internet. Many states impose their own labeling or safety requirements that differ from or add to existing federal requirements.

Paragon Polaris cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it say what effect additional governmental regulations or administrative orders would have on its business in the future. Although the regulation of dietary supplements is less restrictive than that of drugs and food additives, we cannot be sure that the current laws and regulations concerning dietary supplements will remain less restrictive.

The manufacturing, processing, formulating, packaging, labeling and advertising of the products Paragon Polaris sells may also be subject to regulation by one or more U.S. federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities also may be regulated by various agencies of the states, localities and foreign countries in which consumers reside.

Regulation of the Internet.

In general, existing laws and regulations apply to the Internet. The exact manner in which these laws and regulations affect the Internet is sometimes uncertain.
Most of these laws were adopted prior to the Internet and do not address the unique issues of the Internet or electronic commerce.

Numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection on the Internet. Due to the increasing use of the Internet as a medium for commerce and communication, it is possible that new laws and regulations could be passed.
These new laws and regulations could cover issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and the way existing laws and regulations apply to the Internet may slow the growth of Internet use and result in a decline in Paragon
Polaris sales.

A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and some states have taken measures to tax Internet-related activities. Although
Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium.
Once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially affect growth and have a negative affect on our business.

Employees

Paragon Polaris is a development stage company and currently has no employees. Paragon Polaris is currently managed by Robert Foo and Samuel Lau, its officers and directors. We look to them for their management and financial skills and talents. Management plans to use consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees in the near future other than sales people to set up accounts.

Available Information and Reports to Securities Holders

Paragon Polaris has filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Paragon Polaris and its common stock, see the registration statement and the exhibits and schedules thereto. Any document Paragon Polaris files may be read and copied at the Commission's public reference room located at 450 Fifth Street N.W., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Paragon Polaris filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

Upon completion of this offering, Paragon Polaris will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above.




Forward looking statements

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons.


Management's discussion and analysis or plan of operation.

Upon the completion of all or part of the sale of shares contained in this offering, Paragon Polaris intends to proceed as quickly as possible to hire one or more sales representatives to present its service to potential customers. Geography is an obstacle that must be dealt with. The states of Idaho and Oregon are very large, making adequate coverage by one salesperson virtually impossible.
A minimum of two representatives will be necessary. After opening accounts, these representatives will be necessary to service existing customers. Research has indicated that this servicing or detailing of already established accounts results in better reorders.

Estimated expenses for the next twelve months are as follows:

     Amount

     Two sales persons, draw against commissions
     @ $1000 per month                                 $ 36,000
     Administration                                    $ 12,000
     Employee benefits                                 $ 16,000
     Office rent                                       $ 12,000
     Office supplies,  including furniture             $ 10,000
     Development stage costs, including
     recruiting costs                                  $  1,000
     Website maintenance                               $    500
     Contingency                                       $  8,850

Total first year expenses                              $ 97,250

If the maximum proposed offering proceeds of $200,000 are not received, operations would be scaled down. One sales person would be hired instead of two; administration would be handled by an officer and director at no cost. The same officer and director would supply office space during the start-up process. Growth would be much slower and Paragon Polaris would not be able to rent office space and hire administrative help until sales volumes and gross profits were large enough. If less than half of our anticipated net proceeds are received from this offering, management would be forced to decide whether or not to proceed with the business and either delay starting or cancel the project completely.

Description of property.

Paragon Polaris maintains a mailing address at the office of one of its shareholders, but otherwise does not maintain an office. We pay no rent and own no real estate.


Certain Relationships and Related Transactions

Prior to the date of this Registration statement Paragon
Polaris issued to ten individuals a total of 2,000,000 shares of common stock in consideration of acquiring the rights to manufacture and market an oxygen-enhanced product for use in aquaculture, fish and poultry farming and the bioremediation of waste ponds and lagoons in the state of Pennsylvania. David R. Mortenson and Associates acquired these rights from the inventors of the product, N.W.
Technologies Inc. under a distribution agreement.

In December, 1999 N.W. Technologies unilaterally canceled its contract and distribution agreement with David R. Mortenson and Associates. Mortenson and several of the concerns that have an interest in the technology through distribution agreements with Mortenson, have filed suit in Harris County court, Texas against N.W. Technologies Inc, its officers and directors and several other individuals and concerns involved with the cancellation and withdrawal.

Paragon Polaris is not withdrawing from its agreement with Mortenson for the distribution and manufacture of the oxygen-enhanced products, nor has it any intention of doing so at the present time. All obligations under that agreement have been suspended until the lawsuit is resolved.

In order to avoid litigation with Paragon Polaris and to protect our shareholders Mortenson granted a distribution license for an Internet based vitamin and health supplement company. The company, VitaMineralHerb.com, is located San
Diego, California. There was no charge for this distribution license for the states of Idaho and Oregon.

Market for common equity and related stockholder matters.

Paragon Polaris is a development stage company that is still in the beginning stages of implementing its business plan. No market currently exists for the common stock. Upon completion of all or part of the offering of common shares contained in this prospectus, it is the intention of Paragon Polaris to apply for a trading symbol and a listing to have its shares quoted on the Over the Counter Bulletin Board.

There can be no assurance that any part of this offering will be subscribed to and if all or part of the offering is subscribed to, that the request of Paragon Polaris to have the price of its stock quoted on the Over the Counter
Bulletin Board will be granted. You should take all of the above facts into consideration before making a decision to purchase any amount of Paragon Polaris stock.


Executive compensation

No officer or director of Paragon Polaris has received any
remuneration.  Although there is no current plan in
existence, it is possible that Paragon Polaris will adopt a
plan to pay or accrue compensation to its officers and
directors for services related to the implementation of the
business plan.   Paragon Polaris has no stock option,
retirement, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future.



            PARAGON POLARIS STRATAGIES.COM INC.
              (A DEVELOPMENT STAGE ENTERPRISE)



                INTERIM FINANCIAL STATEMENTS
                  (PREPARED BY MANAGEMENT)

         AS AT MARCH 31, 2001 AND DECEMBER 31, 2000



               PARAGON POLARIS STRATEGIES.COM INC.

                 A DEVELOPMENT STAGE ENTERPRISE


                  BALANCE SHEETS BALANCE SHEET
  AS AT MARCH 31, 2001 December 31, 1999 AND DECEMBER 31, 2000
                    (PREPARED BY MANAGEMENT)

                             ASSETS
                                       MARCH       DECEMBER
                                       31, 2001    31, 2000
                                       UNAUDITED   AUDITED
CURRENT ASSETS:

OTHER ASSETS
  LICENSE RIGHTS                      $    0       $   0


TOTAL ASSETS                               0           0

      LIABILITIES AND STOCKHOLDERS' EQUITY LIABILITIES AND
                      STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:                       0           0



STOCKHOLDERS' EQUITY:
     COMMON STOCK, $0.001 PAR
     VALUE; 25,000,000 SHARES
     AUTHORIZED, AND 2,600,000
     SHARES ISSUED AND OUTSTANDING     2,600       2,600

     ADDITIONAL PAID-IN CAPITAL       12,055      12,055

     (DEFICIT ACCUMULATED DURING
     THE DEVELOPMENT STAGE)          (14,655)    (14,655)

TOTAL STOCKHOLDERS' EQUITY                 0           0

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY              $        0     $     0

               PARAGON POLARIS STRATEGIES.COM INC.
                (A DEVELOPMENT STAGE ENTERPRISE)

                    STATEMENTS OF OPERATIONS
      FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND FOR THE

 YEAR ENDING TO DECEMBER, 31, 2000 For the Period April 2, 1999
              (Inception) Through December 31, 1999
                    (PREPARED BY MANAGEMENT)

                                      MARCH        DECEMBER
                                      31, 2001     31,1999
                                      UNAUDITED    AUDITED

REVENUES:                       $          0         $    0

OPERATING EXPENSES:


  TAXES AND LICENSES                       0            320
  OFFICE EXPENSES                          0          2,049
  LEGAL AND ACCOUNTING FEES                0         10,286


TOTAL OPERATING EXPENSES                   0         12,655

NET (LOSS) FOR THE PERIOD                  0        (12,655)

 NET (LOSS) PER SHARE                      0    $   (0.0047)


WEIGHTED AVERAGE NUMBER OF Weighted Average Number of
COMMON SHARES OUTSTANDING          2,600,000       2,500,000
Common Shares Outstanding          5,000,000













               PARAGON POLARIS STRATEGIES.COM INC.
(A DEVELOPMENT STAGE ENTERPRISE)(A Development Stage Enterprise)

                     STATEMENT OF CASH FLOWS
 FOR THE THREE MONTHS ENDING MARCH 31, 2001 For the Period
                   April 2, 1999 (Inception)
 AND THE YEAR ENDING DECEMBER 31, 2000 Through December 31, 1999
                    (PREPARED BY MANAGEMENT)

                                    MARCH 31, 2001   DECEMBER 31, 2000
                                    UNAUDITED        AUDITED
CASH FLOWS FROM (TO)
OPERATING ACTIVITIES:

  NET INCOME (LOSS)             $       0            $ (14,655)

CASH FLOWS FROM (TO)
FINANCING ACTIVITIES:

  ISSUANCE OF COMMON STOCK              0               14,655

NET INCREASE (DECREASE) IN CASH         0                    0
 Increase (Decrease) in Cash        $   0                    0

CASH, BEGINNING OF PERIOD               0                    0

CASH, END OF PERIOD                 $   0              $     0


           NOTES TO UNAUDITED FINANCIAL STATEMENTS
                         (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with US Securities and Exchange Commission
(SEC) requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The financial statements should be read in conjunction with the year ended December 31, 1999 financial statements of Paragon Polaris Stratagies.com Inc. (Registrant) included in the Form SB-2 filed with the SEC by the Registrant.

The results of operations for the interim period shown in this report are not necessarily indicative of the results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operation. All such adjustments are of a normal recurring nature.


             PARAGON POLARIS STRATAGIES.COM INC.
              (A DEVELOPMENT STAGE ENTERPRISE)










                        AUDIT REPORT

                      DECEMBER 31, 2000











                  JANET LOSS, C.P.A., P.C.
                 CERTIFIED PUBLIC ACCOUNTANT
                 1780 SOUTH BELLAIRE STREET
                          SUITE 500
                   DENVER, COLORADO 80222
            PARAGON POLARIS STRATAGIES.COM  INC.
              (A DEVELOPMENT STAGE ENTERPRISE)

              INDEX TO FINANCIAL STATEMENTS


                          TABLE OF CONTENTS

ITEM                                                          PAGE


Report of; Certified Public Accountant                           1


Balance Sheets as at December 31, 2000
And December 31, 1999                                            2

Statements of Operations for the Year Ended
December 31, 2000 and for the Period, May 28, 1999
(Inception) through December 31, 1999                            3


Statements of Stockholders? Equity for the Year
Ended December 31, 2000 and the Period, May 28, 1999
(Inception) through December 31, 1999                            4


Statements of Cash Flow for the Year Ended
December 31, 2000 and for the Period, May 28, 1999
Through December 31, 1999                                        5


Notes to Financial Statements                                  6&7
                      Janet Loss, C.P.A., P.C.
                     Certified Public Accountant
                     1780 South Bellaire Street
                              Suite 500
                       Denver, Colorado 80222



INDEPENDENT AUDITOR'S REPORT



Board of Directors
Paragon Polaris Stratagies.com Inc.
3E - 2775 Fir Street
Vancouver, BC V6J 3C2
Canada

Sirs:

I have audited the accompanying balance sheets of Paragon Polaris Stratagies.com Inc. ( a Development Stage Enterprise) as of December 31, 2000 and 1999 and the statements of operations, changes in stockholders? equity and cash flows for the year ended December 31, 2000 and for the period, May 28, 1999 (Inception) through December 31, 1999. These financial statements are the responsibility of the Company?s management. My responsibility is to express an opinion on these financial statements based on my audit.

My audit was made in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinions, the financial statements referred to above present fairly, in all material respects, the financial position of Paragon Polaris Stratagies.com Inc. (a Development Stage Enterprise) as of; December 31, 2000 and for the period, May 28, 1999 (Inception) through December 31, 1999 in conformity with generally accepted accounting principles.


Janet Loss, C.P.A., P.C.
May 30, 2001
                 PARAGON POLARIS STRATAGIES.COM INC.
                  ( A DEVELOPMENT STAGE ENTERPRISE)

                           BALANCE SHEETS
               DECEMBER 31, 2000 AND DECEMBER 31, 1999

ASSETS


                                December 31, 2000  December 31, 1999

CURRENT ASSETS                       $     0          $    0

OTHER ASSETS
     LICENSE RIGHTS                        0               0

TOTAL ASSETS                               0               0

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   ACCOUNTS PAYABLE                        0           1,200

                        STOCKHOLDER'S EQUITY
   COMMON STOCK $0.001 PAR VALUE;
   25,000,000 AUTHORIZED AND
   2,600,000 AND 2,500,000 SHARES
   ISSUED AND OUTSTANDING              2,600           2,500

   ADDITIONAL PAID-IN CAPITAL         12,055             155

   DEEMED DIVIDEND RE: PURCHASE
   OF LICENSE RIGHTS                  (2,000)         (2,000)

   DEFICIT ACCUMULATED DURING
   THE DEVELOPMENT STAGE             (12,655)         (1,855)

   TOTAL STOCKHOLDER'S
   EQUITY (DEFICIT)                        0          (1,200)

TOTAL LIABILITIES AND
STOCKHOLDERS? EQUITY                   $   0            $  0

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL
                             STATEMENTS


                 PARAGON POLARIS STRATAGIES.COM INC.
                  ( A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 2000 AND
   THE PERIOD, APRIL 2, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999


                                December 31, 2000   December 31, 1999

       REVENUES                          $    0        $    0

                         OPERATING EXPENSES

     PROFESSIONAL FEES                    9,631         1,405
     TAXES AND LICENSES                     320           130
     OFFICE EXPENSES                      2,049           320

TOTAL OPERATING EXPENSES                 12,000         1,855

NET (LOSS)                           $(  12,000) $     (1,855)


NET (LOSS) PER SHARE                 $  (0.0047) $     (.0007)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING             2,600,000     2,500,000



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL
                             STATEMENTS



                 PARAGON POLARIS STRATAGIES.COM INC.
                  (A DEVELOPMENT STAGE ENTERPRISE)

            STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                FOR THE YEAR ENDED DECEMBER 31, 2000
  AND THE PERIOD APRIL 2, 1999 (INCEPTION)THROUGH DECEMBER 31, 1999


                                                              (Deficit)
                                                              Accumulated
                     Common      Common    Additional                      Total
                     Stock       Stock                        During       Stock
                     Number of   Amount    Paid- in  Deemed   the          Holder's
                     Shares                Capital   Dividend Development  Equity
                                                              Stage

May 28, 1999
Issuance of                      500       155         0      0            655
Common Stock for     500000
Cash

July 1,1999
Issuance of Common
Stock                2000000       2,000     0         0      0            2,000
For License Rights

Deemed Dividend
Re: License Rights   0            0          0        (2000)  (2000)       (2000)

Deficit for the
Period April 2/99
(Inception)          0             0         0         0      (1,855)      (1,855)
Through December
31,1999

Balance
December
31,1999              2500000       2500      155        (2000) (1,855)      (1200)

May 15,2000
Issuance of
Common Stock
for Cash             100000        100       11900       0      0            12000

DEFICIT
FOR THE
PERIOD
ENDED                0             0         0           0      (10,800)     (10,800)
DECEMBER
31, 2000

BALANCE
12/31/00             2600000       2,600     12,055      (2000) (14,655)      0



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL



                             STATEMENTS
                 PARAGON POLARIS STRATAGIES.COM INC.
                  (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF CASH FLOWS
              FOR THE YEAR ENDED DECEMBER 31, 2000 AND
          THE PERIOD MAY 28. 1999 THROUGH DECEMBER 31, 1999

                                      December 31,   December 31,
                                      2000           1999

CASH FLOWS FROM
OPERATING ACTIVITIES
     NET INCOME (LOSS)              $ (12,000)       $  (2,655)
     INCREASE IN ACCOUNTS PAYABLE           0            1,200

NET CASH (USED) BY
OPERATING ACTIVITIES                  (12,000)          (1,455)

CASH FLOWS FROM (TO)
FINANCING ACTIVITIES
     ISSUANCE OF COMMON STOCK          12,000            2,655

INCREASE (DECREASE) IN CASH                 0                0

CASH BEGINNING OF PERIOD                    0                0

CASH END OF PERIOD                  $       0        $       0


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL
                             STATEMENTS
                 PARAGON POLARIS STRATAGIES.COM INC.
                  (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 2000

NOTE I - ORGANIZATION AND HISTORY

The Company is a Nevada Corporation and the Company has been in the development stage since its formation on May 28, 1999.

The Company?s only activities have been organizational, directed at acquiring its principle assets, raising its initial capital and developing its business plan.

NOTE II - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE ACTIVITIES

The Company has been in the development stage since inception.

ACCOUNTING METHOD

The Company records income and expenses on the accrual method.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents includes cash on hand, cash on deposit, and highly liquid investments with maturities generally of three months or less. At December 31, 1999, there were no cash equivalents.

YEAR END

The Company has elected to have a fiscal year ended December 31st.

USE OF ESTIMATES


The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of financial statements, as well as revenues and expenses reported for the periods presented. The Company regularly assesses these estimates and, while actual results may differ management believes that the estimates are reasonable.


NOTE III - RELATED PARTY TRANSACTIONS

The Company has entered into an agreement made effective July 1, 1999 with David R. Mortenson & Associates (Grantor) to receive the rights to distribute the water treatment products developed by NW Technologies, Inc. for the States of Arizona and Nevada. Minimum purchase requirements were $125,000 the first year and $175,000 the second year.
On July 6, 1999 the Company filed a Form D pursuant to
Section 3(b) of the Securities Act and Rule 504 promulgated thereunder, with the Securities and Exchange Commission registering the issuance of 200,000 shares of common stock to each of the ten general partners of David R. Mortenson and Associates, a Texas general Partnership. The shares were issued at a price of $0.001 per share being the par value per share for a total of $2,000 in exchange for the water remediation license. The water remediation license is recorded a cost of $NIL, being the original cost of the license to David R. Mortenson and Associates. The difference between the issue price of the shares and the cost of the license is recorded as a deemed dividend.

The agreement with David R. Mortenson & Associates was entered into by previous management.

In December, 1999 N.W. Technologies, Inc. unilaterally cancelled its contract with David Mortenson & Associates. Early in the year 2000 David Mortenson & Associates laid suit against N.W. Technologies, Inc. in Harris County Court, Texas.

In the opinion of management, the Company has no direct or indirect interest in the Texas lawsuit

In a letter dated January 5, 2000 David Mortenson &
Associates suspended all present and future payments under the License Agreement until their dispute with N.W.
Technologies is resolved.

Due to the dispute regarding the water remediation license, David R. Mortenson and Associates gave and additional license to the Company on January 20, 2000. The license is to distribute vitamins, minerals, herbs and other health products and supplements via the Internet. The license calls for a 10% add-on for all products purchased and an annual $500 website maintenance fee. The effective date of the License Agreement was January 3, 2000. The license is for an initial three years from the effective date and is automatically renewable unless either party to the license agreement gives ninety days written notice of non-renewal prior to expiration date. No amounts have been recorded in these financial statements regarding the granting of the license.
Dorothy Mortenson is the wife of David R. Mortenson. She is an original incorporator of the Company and served as Corporate Secretary until January 17, 2000 when her shares were purchased by present management. David R. Mortenson is a principal in both David Mortenson & Associates and VitaMineralHerb.com. Neither Mr. nor Mrs. Mortenson own or have owned any of the Company?s securities since November 24, 1999. Outside of his association with VitaMineralHerb.com, Mr. Mortenson has no connection with Paragon Polaris. As a result, management considers that he is at arms length with the Company.

Paragon Polaris Stratagies.com Inc. has expended a total of $12,843 to date on legal and accounting fees and office expenses to do with the preparation and filing (Edgar) of this registration statement and amendments.
PART II - Information Not Required in Prospectus

Indemnification of directors and officers.

Pursuant to Nevada law, a corporation may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the corporation, against such person's costs and expenses incurred in connection with such action so long as he/she has acted in good faith and in a manner which he/she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

The bylaws of Paragon Polaris filed as Exhibit 3.2, provide that Paragon Polaris will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Paragon Polaris, absent a finding of negligence or misconduct in office. The Bylaws also permit Paragon Polaris to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Paragon Polaris has the power to indemnify such person against liability for any of those acts.

Other expenses of issuance and distribution.

Expenses incurred or (expected) relating to this
Registration statement and distribution are as follows:
          Legal fees                    $30,000.00
          Accounting                     10,000.00
          (Edgar filing and Printing)     5,000.00

TOTAL                                   $45,000.00

To date Paragon Polaris has spent a total of $12,843 for office expenses and legal and accounting fees.

Recent sales of unregistered securities.

Set forth below is information regarding the issuance and sales of Paragon Polaris securities without registration since its formation. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

On May 28, 1999, Paragon Polaris issued 500,000 shares of common stock to J. P. Beehner and Dorothy Mortenson, our original officers and directors, as founders' shares in return for the time, effort and expenditures to organize and form the corporation. These shares were issued pursuant to
Section 4(2) of the Securities Act of 1933. On June 18, 1999 Paragon Polaris issued 200,000 shares of common stock each to ten individuals: David R. Mortenson, Roy Donovan Hinton, Jr., Marie M. Charles, George R. Quan, Marsha Quan, Darren Quan, C.E. Kaiser, James R. Collins, Jock R. Collins and Laurent R. Barbadaux - for a total of 2,000,000 shares in return for the water treatment rights for the state of Pennsylvania and the development of the business plan.
These shares were issued pursuant to Section 4(2) of the Securities Act of 1933. All of the shares described in this paragraph were issued to a small number of sophisticated or accredited investors who were active in our business and had thorough knowledge concerning us. All issued shares bear a restrictive legend and were sold pursuant to a letter of intent.

On January 17, 2000 the 500,000 founders' shares of common
stock were purchased by our present officers and directors.
This purchase was made in reliance upon Section 4(1) of the
Securities Act of 1933 in that the sale was made to our
present officers and directors who are sophisticated and
accredited investors and who had complete access to all
information concerning us.    All issued shares bear a
restrictive legend and were sold pursuant to a letter of intent.

On May 15, 2000 Paragon Polaris issued 100,000 shares of common stock for cash at a price of $0.12 per share for an aggregate of $12,000 to Sandringham Investments Limited. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933. All of the shares described in this paragraph were issued to a small number of sophisticated or accredited investors who were active in our business and had thorough knowledge concerning us. All issued shares bear a restrictive legend and were sold pursuant to a letter of intent. In addition, these shares were also sold in reliance upon the exemption in Regulation S, since the investors are all residents of Canada who purchased their securities subject to the restrictions of Rule 144.

Exhibits.

The following exhibits are filed as part of this Registration statement;

          Exhibit
          Number         Description

           3.1  Articles ofIncorporation*
           3.2  Bylaws*
           5.1  Opinion re: Legality
           10.1 License Agreement*
           10.2 Assignment of License Agreement*
           10.3 License Agreement-Water*

           10.4 Manufacturing Agreement between Vitamineralherb.com and
                Alta

           23.1 Consent of Independent Auditors
           23.2 Consent of Counsel (See Exhibit 5.1)
* Previously supplied.

               Undertakings.

               The undersigned registrant hereby undertakes:

1)  To file, during any period in which offers or sales are
  being made, a post-effective amendment     to this
  Registration statement:

     (a)  To include any Prospectus required by section
       10(a)(3) of the Securities Act;

     (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
        Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (c)  To include any additional or changed material
       information to the plan of       distribution.

          2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration
  Statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

                  3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) For determining any liability under the Securities Act, to treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration statement as of the time the Commission declared it effective.
5) For determining any liability under the Securities Act to treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered and the offering of the securities at that time as the initial bona fide Offering of those Securities.

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, (deletion) in the City of Vancouver, Province of British Columbia Canada.

On July 16, 2001

(Registrant)    Paragon Polaris Strategies.com Inc.

By: /S/Robert Foo
President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

By: /S/ Robert Foo
President and Director
July 16, 2001

By:/S/Samuel Lau
               Secretary/Treasurer, CFO and Director
               July 16, 2001











                         EXHIBIT 5.1







                   OPINION AS TO LEGALITY

                    ARTHUR J. FROST, LTD.
                    Arthur J. Frost, Esq.
                  7549 W. Heatherbrae Drive
                   Phoenix, Arizona 85033
                       (623) 849-2050
                  (623) 873-1799 Facsimile

July 16, 2001

Paragon Polaris Strategies.com Inc.
3215 Mathers Avenue
West Vancouver, BC V7V 2K6
Canada

Re: Paragon Polaris Strategies.com Inc. registration statement on Form SB2

Ladies and Gentlemen:

     We have acted as counsel for Paragon Polaris
Strategies.com Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form SB2 (the "registration statement") filed with the Securities and Exchange Commission (the
"Commission") pursuant to the Securities Act of 1933 (the
"Act"), relating to the public offering (the "offering") or up to one million (1,000,000) shares (the "Shares") of; the Company's common stock, $0.001 par value (the "Common
Stock") by the issuer through the means of a self-underwriting. This opinion is being furnished pursuant to
Item 601(b)(5) of Regulation  S-B.

     In rendering the opinions set forth below, we have reviewed (a) the registration statement and exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and
(e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that all issued shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada. (Chapter 78A of the Nevada Revised Statutes)

     We are also of the opinion that if and when the registration statement should become effective, all shares sold to the public through the use of the registration statement and the prospectus contained therein, will be validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada. (Chapter 78A of the Nevada Revised Statutes)

     We hereby consent to the use of this opinion as an Exhibit to the registration statement and to all references to this Firm under the caption "Interests of Named Experts and Counsel" in the registration statement.

Very Truly Yours,

Arthur J. Frost Ltd.

/S/ Arthur J. Frost
     Arthur J. Frost



EXHIBIT 10.4



MANUFACTURING AGREEMENT

THIS MANUF ACTURING AGREEMENT ("Agreement") is made and effective as of July 10, 2001, by and between Alta Natural
Herbs and Supplements Ltd., a British Columbia corporation
("Alta") and VitaMineralHerb.com, Inc a Nevada Corporation
("Customer") with reference to the following facts:

A. Customer intends to market directly or through its licensees ("Licensees") vitamin, mineral and nutritional supplement products and alternative health products to buyers such as medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, school and other fundraising programs, and other similar types of buyers ("Buyer(s)") via the Internet, offering the Buyers the ability to individualize or "Private label" such products,

B. Alta Natural Herbs and Supplements Ltd. is in the business of manufacturing and producing vitamin, mineral, and nutritional supplement products and alternative health products (the "Products") and has the capability of "private labeling" the Products;

C. The parties: desire to define and establish their respective rights, duties and interests regarding the Products formulated and/or manufactured by Alta Natural
Herbs and Supplements Ltd. for Customer and its Licensees.

NOW THEREFORE: in consideration of the mutual promises, warranties and covenants herein contained, the parties hereby agree as follows:

1.  Scope of Agreement. This Agreement shall govern all
Products manufactured by Alta Natural Herbs and Supplements
Ltd. for, or sold by Alta to Customer or its Licensees,

2.  Products and Pricing,

Alta Natural Herbs and Supplements Ltd. Standard Products. Customer and its Licensees may purchase certain Products from the Alta Natural Herbs and Supplements Ltd. standard product line, as defined by Alta Natural Herbs and Supplements Ltd. ("Standard Alta Natural Herbs and Supplements Ltd. Products"). Alta Natural Herbs and Supplements Ltd. shall manufacture, package, label and prepare Standard Alta Natural Herbs and Supplements Ltd. Products for shipment in accordance with all federal, provincial and state laws, rules and regulations, and industry standards, Pricing for Standard Alta Natural Herbs and Supplements Ltd. Products shall be in accordance with pricing schedules provided to customer by Alta which may be changed from time to time. Alta Natural Herbs and Supplements Ltd. may vary the unit cost for Standard Alta Natural Herbs and Supplements Ltd. Products to provide discounts for larger volume purchases. Alta Natural Herbs and Supplements Ltd. shall provide Customer with updates to its prices, which shall be implemented by Customer within 24 hours of receipt from Alta Natural Herbs and Supplements
Ltd.   Alta Natural Herbs and Supplements Ltd. shall honor
the prices


quoted on Customer's website so long as such quotes are in accordance with those provided by Alta.

Custom Products. Customer and its Licensees may also order from Alta Natural Herbs and Supplements Ltd. Products custom-manufactured to Customer's or Licensee's specifications ("Custom Products"). Alta Natural Herbs and
Supplements Ltd. shall manufacture, package. label and prepare Custom Products for Shipment in accordance with Customer's written specifications which shall be provided to Alta Natural Herbs and Supplements Ltd. in a form substantially similar to Exhibit A of this Agreement.
Pricing for Custom Products shall be as determined by Alta
Natural Herbs and Supplements Ltd. Alta Natural Herbs and
Supplements Ltd. may vary the unit cost for Custom Products to provide discounts for larger volume purchases.
Joint Formula Products. Customer or its Licensees and Alta
Natural Herbs and Supplements Ltd. may also jointly create formulas for products ("Joint Formula Products"), Alta
Natural Herbs and Supplements Ltd.. shall manufacture, package, label and prepare Joint Formula Products for shipment in accordance with all federal and state laws, rules and regulations, industry standards, and the parties' agreed upon specifications. Pricing for Joint Formula
Products shall be as determined by Alta Natural Herbs and Supplements Ltd. Alta Natural Herbs and Supplements Ltd.
may vary the unit cost for Joint Formula Products to provide discounts for larger volume purchases.

Private Label Products. Customer and its Licensees may purchase from Alta Natural Herbs and Supplements Ltd.
products that have labels customized for the Customer or its Licensees. ("Private Label Products").Alta Natural
Herbs & Supplements Ltd, shall affix to Private Label
Products labels furnished by Customer or its Licensees;
which are consistent with Alta Natural Herbs and Supplements Ltd.'s labeling equipment and meet all federal and/or state labeling requirements for the Private Label
Products ordered, or shall assist Customer or its Licensees in preparing the technical portion of the customized labels, Pricing for Private Label Products shall be as determined by Alta Natural Herbs and Supplements Ltd. In no event shall Alta Natural Herbs & Supplements Ltd `s name appear on Customer's label, unless Alta Natural Herbs and Supplements Ltd. has consented thereto in writing.

3. Orders and Payments.

Orders shall be e-mailed to Alta Natural Herbs and Supplements Ltd. by Customer's web master daily. There shall be no purchase quantity requirements for Customer, its Licensees or Buyers with respect to the Standard Alta
Natural Herbs and Supplements Ltd. Products. All orders for
Standard Alta Natural Herbs and Supplements Ltd. Products shall be prepaid including shipping and handling charges by wire transfer to Alta Natural Herbs and Supplements Ltd.'s bank in full at the time of order placement. Customer's web master will fax confirmation of wire transfer upon placement of order. Buyers must furnish the state tax numbers or other evidence of sales tax exempt status prior to shipment of orders. There shall be a 1,000 bottle purchase quantity requirement for Customer, its Licensees or Buyers with respect to Custom Products, Joint Formula
Products and Private Label Products. Fifty percent (50%) of all order for Custom Products, Joint Formula Products and
Private Label Products shall be paid upon submission of a purchase order. The remaining fifty percent (50%) shall be due upon completion of manufacturing.

4. Shipping.

Shipping shall be by UPS ground unless Buyer requests and pays for overnight shipping by UPS. Customer will be responsible for charging Buyer shipping and handling fees for payment to Alta Natural Herbs and Supplements Ltd.
according to the fee schedule provided by Alta and updated from time to time.


Alta Natural Herbs and Supplements Ltd. shall ship all orders for Standard Alta Natural Herbs and Supplements Ltd.
Products which are in stock within seventy-two (72) hours of receipt of the order. Custom Products, Joint Formula
Products and Private Label Products shall be shipped on a timely basis, but not later than six weeks from acceptance of the purchase order

5. Rights in Formulas,

(a) Standard Alta Natural Herbs and Supplements Ltd. shall own the formula for all Standard Alta Natural Herbs and Supplements Ltd. Products.
(b) Custom Products. Customer shall own the formula for Custom Products. Alta Natural Herbs and Supplements Ltd.
agrees not to manufacture products for other customers using any Custom Products formula during the period in which Customer is ordering such Custom Product and for so long as Customer continues to sell such Custom Products,
(c) Joint Formulas. If Alta Natural Herbs and Supplements
Ltd. and Customer or Licensee create a Joint Formula
Product then such Joint Formula will be jointly owned by the parties. Alta Natural Herbs and Supplements Ltd. agrees not to manufacture products for other customers using the Joint Formula during the period in which Customer is ordering products containing the Joint Formula From Alta
Natural Herbs & Supplements Ltd, Customer and its Licensees agree not to retain a third party to manufacture products containing the Joint Formula(s). In the event that Customer fails to order a specific Joint Formula Product for a period of 3 months, Alta Natural Herbs & Supplements Ltd, shall be free to sell products containing the Joint Formula to other customers.

6. Warranties and Indemnification.

Alta Natural Herbs and Supplements Ltd. warrants that all standard Alta Natural Herbs & Supplements Ltd. Products and Joint Formula Products shall be fit for the purpose for which produced and shall be in full and complete compliance with local, state and federal laws applicable thereto, Alta Natural Herbs and Supplements Ltd. warrants that all Custom Products shall be manufactured in accordance with Customer's specifications. Alta Natural Herbs and Supplements Ltd. warrants that the technical information on all non-Private Label Products shall be correctly and accurately described on each label affixed thereto and in full and complete compliance with all local, state and federal laws applicable thereto. Alta Natural Herbs and Supplements Ltd. warrants, covenants and certifies that its manufacturing facility complies with applicable federal, provincial, state, city, county and municipal laws, rules, regulations, ordinances. and codes in all material respects. Alta Natural Herbs and Supplements Ltd. hereby agrees to indemnify, hold harmless and defend Customer, its Licensees, Buyers, affiliates, directors, officers, agents and representatives from and against any loss, claim, and expense (including attorneys' fees and costs, and costs of a recall of Product) incurred or suffered as a consequence of Alta's breach of its product warranties as set forth herein.


7. Trade Secrets.

Alta Natural Herbs and Supplements Ltd. and Customer are the owners of certain products, technology, information, customer lists, services, processes, financial information, pending or prospective transactions/proposals, operating and marketing plans and procedures, designs, product formulas, specifications, manufacturing methods, ideas.
prototypes. software, patent, trademark and copyright applications or registrations and other similar data relating to each party's business which data is not publicly known and derives economic value from not being publicly known (collectively "Trade Secrets"). Each party agrees that it will not use or disclose to third parties any Trade Secret it receives from the other, except as may be contemplated by this Agreement. Each party agrees that it will take all reasonable precautions to assure that no Trade Secret is conveyed to any officer, employee, agent, manufacturer or other third party who does not have a need to know such Trade Secret. The obligations created by this
Section 7 shall survive the termination of this Agreement or any business relationship between the parties. Any Trade
Secret contained in any writing will be returned to the other party promptly upon request, together with any reproductions thereof.

8. Term of Agreement: Breach of Agreement.

Term. This Agreement shall continue for three years, and may be renewed by Customer for an additional three-year term, unless the Agreement shall be terminated for cause, as hereinafter defined.

Breach. In the event of a material breach of this Agreement, the non-breaching party may provide written notice of such breach to the breaching party. Upon receipt, the breaching party shall have thirty (30) days to correct such breach, after which the termination shall be effective if not so corrected. In the event of termination by Customer prior to delivery of Product for which a purchase order has been submitted, Customer shall reimburse Alta
Natural Herbs and Supplements Ltd. for the cost of all raw materials, work in process and the costs of returning any Customer boxes and labels. In no event shall reimbursement of these amounts limit Alta Natural Herbs and Supplements
Ltd.'s legal right to seek compensation for the amount of its profit or any other damages accrued under any cancelled purchase order. In no event shall Alta Natural Herbs and Supplements Ltd. lie required to accept or deliver product under any purchase order if Customer has failed to timely pay the outstanding balance due on any previous purchase order. Failure to so perform shall not be deemed a breach of this Agreement by Alta natural Herbs and Supplements
Ltd.

Other Termination for Cause. In the event that Customer shall file a voluntary petition in bankruptcy or for reorganization of indebtedness, or that Customer should, for a period of more than ninety (90) days, be the subject of any involuntary bankruptcy proceeding or receivership over all or substantially all of Customer's assets, or that any Officer or Director of Customer should be found guilty of a felony or crime involving moral turpitude, then Alta
Natural Herbs and Supplements Ltd. may immediately, upon delivery of written notice to Customer, terminate this Agreement. Upon termination, Alta Natural Herbs and
Supplements Ltd. agrees that Customer's Licensees may buy
Products directly from Alta Natural Herbs and Supplements
Ltd.


9. Assignability.

This Agreement may not be assigned without the written consent of the other party, provided that this Agreement may be assigned without consent to an entity acquiring all or substantially all of the assets of either party; and provided further, it is understood by the parties that Customer intends to sell rights to certain territories to other entities, and Alta Natural Herbs and Supplements Ltd.
acknowledges that such sales of territories shall not be construed as an assignment of the rights under the Agreement.

10. lnsurance.

During the term of this Agreement, Alta Natural Herbs and Supplements Ltd. agrees to maintain, at its expense, product liability insurance of not less than one million dollars ($1 ,000,000). Customer may request evidence of insurance at any time.

11. Governing - Law.: Dispute Resolution.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British
Columbia. Any dispute arising under this Agreement shall be resolved pursuant to the terms of the Dispute Resolution
Agreement attached hereto as Exhibit B.

12. Miscellaneous Provisions.

This Agreement constitutes the entire Agreement between the patties and supersedes any prior or contemporaneous agreements, oral or written. This Agreement may only be amended by a writing signed by both parties, Any notice required or permitted to be given under this Agreement shall be in writing and sent by telecopy, personal delivery or certified mail, return receipt requested, as follows,

If to Alta Natural Herbs and Supplements Ltd.     If to
Customer:
1148 - 20800 Westminster Highway        Mr. David
Mortenson,
Richmond, BC V6V 2W3 Canada             CEO
VitaMineralHerb.com, Inc. PO Box 5034
                              Alvin, TX 775 12-5034 Fax;
                         (281) 331-9442

Notice shall be deemed effective upon receipt if made by confirmed telecopy, personal delivery or 48 hours, after deposit in the United States mail with the required postage,

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Alta Natural Herbs and Supplements Ltd.
By: /S/ Greg Shafransky, Vice President

VitaMineralHerb.com, Inc.
By: /S/ David R. Mortenson
David R. Mortenson, President



       EXHIBIT A - PRODUCT SPECIFICATIONS
In the event of any inconsistency between the terms of Customer's purchase order and this Product Specification
Sheet, this Sheet and the terms of the Manufacturing
Agreement shall
control.

Short Product Name:
Product Ingredients and Amounts:
Other Product Specifications:
Color:              Tablet Type:
Weight:             Bottle Size/Color:
Cotton Insert:           Bottle Seal:
Silicon Pack:            Other specifications:
Consistency:
Tablet count per bottle:           Shrink Wrap Neck Band:
Microbiological content: Customer to specify any requirement. If none specified product will be manufactured to industry standards.
Microbiological content specifications:
Labels: Labels and/or boxes to be provided by Customer
(identify size):
Labels/Boxes to be received by (date ):
Master Pack/Wrapping/Palleting Requirements:
Ship to Address:
Order Quantity: (minimum 1,000 bottles)

Price:
FOB Alta Natural Herbs and Supplements Ltd. facility in
Richmond, BC.
Delivery Dates.
Terms of Sale: 50% with submission of purchase order, 50% due upon completion of manufacturing
Purchase Order No.:
Date of Purchase Order:
Alta approval:
Customer approval:

EXHIBIT B

DISPUTE RESOLUTION AGREEMENT
THIS DISPUTE RESOLUTION AGREEMENT ("Dispute Resolution
Agreement") is entered into and effective as of June
21,2000 by and between Alta Natural Herbs and Supplements
Ltd., a British Columbia corporation, and VitarMineralHerb.com, Inc. a Nevada Corporation.

1 .INTENT OF PARTIES

The parties desire to establish a quick, final and binding out-of-court dispute resolution procedure to be followed in t e unlikely event any dispute art-sing out of or related to the Manufacturing Agreement dated July 09, 2001 between the parties ("Agreement"). As used in this Dispute
Resolution Agreement, the term "dispute" is used in its broadest and most inclusive sense and shall include, without limitation, any disagreement, controversy, claim or Cause of action between the parties arising out of, related to, or involving the Agreement or the transactions evidenced by the Agreement (collectively "Dispute").

2.    NEGOTIATION

It is the intent of the parties that any Dispute be resolved informally and promptly through good faith negotiation between the panics. Therefore, in the event of a Dispute between the parties, the following will apply:

A. Correspondence. Either party may initiate negotiation proceedings by writing a certified or registered letter, return receipt requested, to the other party referencing this Dispute Resolution Agreement, setting forth the particulars of the Dispute, the term(s) of the Agreement involved and a suggested resolution of the problem. The recipient of the letter must respond within ten (M) days after its receipt of the letter with an explanation and response to the proposed solution.

B. Meeting. If correspondence does not resolve the Dispute, then the authors of the letters or their representatives shall meet on at least one occasion and attempt to resolve the matter. Such meeting shall occur not later than thirty
(30) (lays from the parties' last correspondence. If the parties are unable to agree on the location of such a meeting, the meeting shall be held at Alta's corporate offices. Should this meeting not produce a resolution of the matter, then either party may request mandatory mediation (as provided below) by written notice to the other party.





  3.   MEDIATION.
Subject to the availability of the mediator, the mediation shall occur not more than thirty (30) days after the request for mediation. If the parties cannot agree upon acceptable mediator within ten (10) days of the request for mediation, each party shall select one mediator from a list of not less than three (3) mediators provided by the other party. These two mediators shall select a third mediator who shall serve as the sole mediator. The mediation shall be held in Richmond, British Columbia. The cost of mediation shall be borne equally by the parties. The mediation process shall continue until the Dispute (or any part thereof) is resolved or until such time as the mediator makes a finding that there is no possibility of resolution short of referring the panics to final and binding arbitration.

  4.   FINAL AND BINDING ARBITRATION.
Should any Dispute (or part thereof) remain between the parties after completion of the negotiation and mediation process set forth above, such Dispute shall be submitted to final and binding arbitration in Richmond, British Columbia. The arbitration shall be governed by the provisions of the applicable laws of the Province of British Columbia, and the following provisions, which shall supersede those laws in the event of any inconsistency.
      A. Selection of Arbitrator(s). There shall be a single arbitrator, except in the case where the amount in dispute exceeds $100,000, in which case there shall be three arbitrators. If the parties cannot agree upon acceptable arbitrators(s) within Ten (10) days of the termination of the mediation, each party shall select one arbitrator from a list of not less than five (5) arbitrators provided by the other party. These two arbitrators shall select a third arbitrator who shall serve as the sole arbitrator or the third arbitrator, as the case may be. The determination of a majority of the arbitrators or the sole arbitrator, as the case may be, shall be conclusive upon the parties and shall be not be subject to appeal.
     B. Discovery. No discovery shall be permitted, absent a showing of good cause, Any discovery request should be reviewed with the knowledge that this dispute resolution process was mutually agreed upon and barg2incd for by the parties with the intent to provide a cost effective and timely method of resolving disputes, Any discovery granted by the arbitrator should be limited to that necessary to protect the minimum due process rights of the parties.


substantive matters relating to the Dispute shall be determined solely by the arbitrator(s).
     C. Attorney's Fees: Arbitration Costs. An attorney may represent each party or other representative selected by the party. The costs of the arbitration shall be borne equally by the parties. Each party shall bear its own attorneys/representatives fees and costs provided that if the arbitrator(s) find either party has acted in bad faith, the arbitrator(s) shall have discretion to award attorneys' fees to the other party.
      D. Scope of Arbitration Limitation on Powers of
Arbitrator(s), Applicable

Law. No party may raise new claims against the other party in the arbitration not raised in the mediation. The arbitrator shall have the power to resolve all Disputes between the parties. The arbitrator(s) shall not have the power to award treble, punitive or exemplary damages and the parties hereby waive their right to receive treble, punitive or exemplary damages to the extent permitted by law. The arbitrator(s) shall only interpret and apply the terms and provision of the Agreement and shall not change any such terms or provisions or deprive either party of any right or remedy expressly or impliedly provided for in the Agreement. The arbitrator(s) shall apply the law of the Province of British Columbia (excluding any conflict of law rules), or federal law, in those instances in which federal law applies.
      E. Designation of Witnesses/Exhibits: Duration of
Arbitration Process: Written Decision. At least thirty (30) days before the arbitration is scheduled to commence, the parties shall exchange lists of witnesses and copies of all exhibits intended to be used in arbitration, The arbitration shall be completed within 90 days o f the selection of the first arbitrator. The arbitrator(s) shall render a written decision, which contains findings of fact and conclusions of law, within 30 days of the conclusion of the arbitration and shall specify a time within which the award shall be performed. Judgment upon the award may be entered in any court of competent jurisdiction.

  5.   MISCELLANEOUS.

     A. Enforcement of Negotiation/Mediation Provisions.
If a party demanding such compliance with this Agreement
obtains a court order directing the other party to comply
with this Dispute Resolution Agreement, the party demanding
compliance shall be entitled to all of its reasonable
attorneys' fees and costs in obtaining such order,
regardless of which party ultimately prevails in the matter
 .
     B. Severability. Should any portion of this Dispute
Resolution Agreement be found to be invalid or unenforceable such portion will be severed from this Dispute Resolution Agreement, and the remaining portions shall continue to be enforceable unless to do so would materially alter the effectiveness of this Dispute
Resolution Agreement in achieving the stated intent of the parties.

      C. Confidentiality. The parties agree that they will not disclose in any third party that (I) they are engaged in the dispute resolution process described herein, (2) the fact of, nature or amount of any compromise resulting herefrom, or (3) the fact of, nature or amount of any arbitration award. This confidentiality obligation shall not extend to the party's employees, spouses, accountant, bankers, attorneys or insurers or in the event that disclosure is otherwise required by law.
     D. Time to Initiate Claims. An aggrieved party must mail and the other party must receive the correspondence which initiates negotiation proceedings in connection with a Dispute as specified in Paragraph 2(A) (I) within one (I) year of the date the aggrieved party first has, or with the exercise of reasonable diligence should have had, knowledge of the event(s) giving rise to the Dispute (the "One Year
Statute of Limitations"'). No Dispute may be raised under this Dispute Resolution Agreement after the expiration of the One Year Statute of Limitations.
     E. Entire Agreement These dispute resolution provisions express the entire agreement of the parties and there are no other agreements, oral or written, concerning dispute resolution, except as provided herein. Any ambiguity in the provisions hereof shall not be construed against the drafter. This Dispute Resolution Agreement may only be modified in a writing signed by both parties.
     F. Successors. This Dispute Resolution Agreement is binding upon and inures to the benefit of the parties, their agents, heirs, assigns. successors-in-interest, and any person, firm or organization acting for or through them.
     G. Venue and, Jurisdiction. Venue and exclusive jurisdiction for any action arising out of or related to this Dispute Resolution Agreement (including, but not limited to, equitable actions contemplated by Section 4 (C) and actions brought to enforce or interpret this Dispute
Resolution Agreement) shall be in the appropriate courts for the Province of British Columbia or the Federal Courts of Canada.
     H. Notice. Any notice or communication required to be given hereunder shall be in writing and shall be mailed via the Canadian or United States Postal Service by Certified
Mail or Registered Mail, Return Receipt Requested or by
Federal Express or other overnight courier which can document delivery to the address of the party to be served as shown below (or such other address as the party shall from time-to-time notify). Such notice shall be deemed to have been served at the time the same is received by the party being served.

Alta Natural Herbs and Supplements Ltd  Vitamineralherb.com Inc.
1148 - 20800 Westminster Highway        PO 5034
Richmond, BC V6V 2W3                    Alvin, TX 7712 -5034
Canada






                        EXHIBIT 23.1






               CONSENT OF INDEPENDENT AUDITOR

                  Janet Loss, C.P.A., P.C.
                 Certified Public Accountant
                     1780 South Bellaire
                          Suite 500
                      Denver, CO 80222


The Board of Directors
PARAGON POLARIS STRATEGIES.COM INC.
3215 Mathers Avenue
West Vancouver, BC V7V 2K6
Canada

Dear Sirs:

This letter will authorize you to include the Audits of your company dated December 31, 1999 and December 31, 2000 and the Audit Report dated March 30, 2001 in the Registration statement currently under review with the Securities and Exchange Commission.


Yours Truly,

/S/   Janet Loss, C.P.A., P.C.
      Janet Loss, C.P.A., P.C.

May 30, 2001